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                                                                    Exhibit 23.6


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of NRT Incorporated on Form S-1 of our report dated June 26, 1998, related to the combined statements of operations, owners' equity, and cash flows of Contempo Realty, Inc., Contempo Relocation, Inc. and the Blossom Valley, Morgan Hill and Bascom general partnerships, for each of the three years in the period ended December 31, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

San Francisco, California
February 9, 1999